Exhibit 10.1
FIRST AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     THIS FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”) is entered into as of the 21st day of April, 2009, by and between MYERS INDUSTRIES, INC., an Ohio corporation (the “Company”), and JOHN C. ORR (the “Executive”).
WITNESSETH:
     WHEREAS, the Company and the Executive (collectively “the Parties”) entered into that certain Amended and Restated Employment Agreement, effective June 1, 2008 (the “Existing Agreement”) and desire to amend the Existing Agreement as hereinafter set forth.
     NOW, THEREFORE, the Company and the Executive agree as follows:
     1. For purposes of this Amendment, unless otherwise set forth in this Amendment, all defined terms shall have the meanings set forth in the Existing Agreement.
     2. Section 5(j) of the Existing Agreement is hereby deleted in its entirety and replaced with the following provision:
“(j)	Each year during the Employment Term, at the customary time for granting stock options (i.e., each September commencing with September 2008), the Executive will be granted the option to purchase shares of the Company’s common stock. The value of each such annual grant during the Employment Term shall be not less than One Million Dollars ($1,000,000.00) determined on the basis of a Black-Scholes valuation or other measure utilized by the Compensation Committee which measure is in general use at the time of such grant by public companies in the United States of America for such purpose. The terms of such options shall be as set forth in option agreements evidencing such grants, which option agreements will contain the following provisions:
(i)	a ten (10) year term, subject to early termination as provided in Subsection 5(j)(iii) below and, subject to Subsection 8(a)(ii), in connection with a Change in Control, with an exercise price equal to the fair market value of the Company’s common stock on the date of grant; provided, however, that any grants made pursuant to this Subsection 5(j) after April 21, 2009 will be at an exercise price equal to one hundred twenty five percent (125%) of the fair market value of the Company’s common stock on the date of grant;

(ii)	becoming exercisable (i.e., vesting) ratably in three (3) equal annual installments over a three (3) year period following the date of grant (i.e., one-third (1/3) annually), provided that the Executive is employed by the Company on the applicable vesting date; provided further that all of such options shall become exercisable in full in the event of the termination of the Executive’s employment by reason of his death or Disability, by the Company not for Cause or by the Executive for Good Reason and;

(iii)	notwithstanding (i) above, the options will automatically terminate, to the extent not exercised, as follows:
(A) immediately upon involuntary termination for Cause;
(B) six (6) months following a voluntary termination without Good Reason (provided, however, such six (6) month period will not extend the ten (10) year term of the option); or
(C) twelve (12) months following such termination of employment for any reason other than an involuntary termination for Cause or a voluntary termination without Good Reason (provided, however, such twelve (12) month period will not extend the ten (10) year term of the option).
The parties acknowledge that the Company does not have sufficient shares of Company common stock available under the 1999 Plan to satisfy the requirement of this Subsection 5(j). In order to satisfy the requirement of this Subsection 5(j), the Company will adopt a new equity incentive plan by September 2008 (the “2008 Plan”), shall submit the 2008 Plan to its stockholders at the first annual meeting of stockholders following adoption of the 2008 Plan with a recommendation that the 2008 Plan be approved, and grant the options described under Subsection 5(j) under the 2008 Plan conditioned upon stockholder approval of the 2008 Plan. If the Company is unable to grant options to the Executive as provided herein because of the failure to approve the 2008 Plan (or any successor plan), then (1) the Executive and the Compensation Committee shall negotiate in good faith mutually acceptable alternative compensation to replace the options to be granted pursuant to this Subsection 5(j), and (2) if the Executive and the Compensation Committee fail to reach agreement on mutually acceptable alternative compensation within sixty (60) days following the stockholders’ rejection of the 2008 Plan (or any successor plan), then such failure will constitute “Good Reason”.”
     3. Except as expressly set forth in this Amendment, all terms and provisions of the Existing Agreement shall remain in full force and effect.
     4. This Amendment shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors, heirs (in the case of the Executive) and permitted assigns.

     5. Any provision of the Existing Agreement as modified by this Amendment that is prohibited or unenforceable shall be ineffective to the extent, but only to the extent, of such prohibition or unenforceability without invalidating the remaining portions hereof and such remaining portions of the Existing Agreement as modified by this Amendment shall continue to be in full force and effect. In the event that any provision of the Existing Agreement as modified by this Amendment shall be determined to be invalid or unenforceable, the Parties will negotiate in good faith to replace such provision with another provision that will be valid or enforceable and that is as close as practicable to the provisions held invalid or unenforceable.
     6. The Existing Agreement as modified by this Amendment contains the entire agreement between the Parties with respect to the employment of the Executive by the Company and supersedes all prior and contemporaneous agreements, representations, and understandings of the Parties, whether oral or written. No modification, amendment, or waiver of any of the provisions of the Existing Agreement or this Amendment shall be effective unless in writing, specifically referring hereto, and signed by both Parties.
     7. This Amendment has been made in, and shall be governed and construed in accordance with the laws of, the State of Ohio. The Parties agree that neither this Amendment nor the Existing Agreement as modified by this Amendment is an “employee benefit plan” or part of an “employee benefit plan” which is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. This Amendment shall be interpreted and enforced in accordance with the terms set forth in the Existing Agreement.
     IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the day and year first above written.

MYERS INDUSTRIES, INC. (the “Company”)
By:	/s/ Jon H. Outcalt
	Name:	Jon H. Outcalt
	Title:	Chairman of the Compensation Committee

/s/ John C. Orr
JOHN C. ORR
(the “Executive”)